Exhibit 99.1

[NEWS RELEASE LETTERHEAD OF CROSS TIMBERS ROYALTY TRUST APPEARS HERE]

CROSS TIMBERS ROYALTY TRUST

DECLARES MAY CASH DISTRIBUTION

Dallas, Texas, May 20, 2016 – Southwest Bank, as Trustee of the Cross Timbers Royalty Trust (NYSE – CRT), today declared a cash distribution to the holders of its units of beneficial interest of $0.047302 per unit, payable on June 14, 2016, to unitholders of record on May 31, 2016. The following table shows underlying oil and gas sales and average prices attributable to the current month and prior month distributions.

	Underlying Sales Volumes		Average Price
	Oil (Bbls)	Gas (Mcf)	Oil (per Bbl)	Gas (per Mcf)
Current Month	20,000	119,000	$32.00	$2.82
Prior Month	19,000	131,000	$29.21	$2.78

Excess Costs

XTO Energy has advised the trustee that decreased costs and increased oil production led to the partial recovery of excess costs on properties underlying the Oklahoma Working Interest net profits interests. However after the partial recovery, there were no remaining proceeds from the properties underlying the Oklahoma Working Interest net profits interests to be included in this month’s distribution.

XTO Energy has advised the trustee that lower oil prices caused costs to exceed revenues on properties underlying the Texas Working Interest net profits interests. However, these excess costs did not reduce net proceeds from the remaining conveyances.

Reserves

The current month distribution includes a deduction of $100,000 related to the expense reserve. The monthly deduction will remain at that level until the reserve reaches $1,000,000, which is estimated to be the July 2016 distribution. This will allow the trust to pay its obligations should any extraordinary events or expenses occur, especially with commodity prices at the current level. The trustee will continue to evaluate and revise the reserve as necessary.

For more information on the Trust, please visit our web site at www.crt-crosstimbers.com.

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Contact:	Nancy G. Willis Vice President Southwest Bank, Trustee Toll Free – 855-588-7839